Exhibit 5

K&L GATES LLP HEARST TOWER 47TH FLOOR 214 NORTH TRYON STREET CHARLOTTE, NC 28202 T 704.331.7400 F 704.331.7598 klgates.com

April 4, 2014

Exact Sciences Corporation

441 Charmany Drive

Madison, Wisconsin 53719

Ladies and Gentlemen:

We have acted as special counsel to Exact Sciences Corporation, a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company of up to 11,500,000 shares (the “Shares”) of the Company’s common stock, $0.01 par value per share pursuant to the Underwriting Agreement between the Company, Jefferies LLC, Robert W. Baird & Co. Incorporated and Goldman Sachs & Co. (the “Underwriting Agreement”). In accordance with the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, the Company has prepared and filed with the Securities and Exchange Commission (the “SEC”) on April 2, 2014 a Registration Statement on Form S-3 (Registration No. 333-194992) (the “Registration Statement”), including a preliminary prospectus supplement dated April 2, 2014 (the “Preliminary Prospectus Supplement”) and a final prospectus supplement dated April 4, 2014 (the “Final Prospectus Supplement”).

You have requested our opinion as to the matters set forth below in connection with the issuance of the Shares.  For purposes of rendering that opinion, we have examined the Registration Statement, the Underwriting Agreement, the Company’s Sixth Amended and Restated Certificate of Incorporation and Amended and Restated By-laws, and the corporate action of the Company that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate.  We have examined and relied upon certificates of public officials and such other documents and instruments as we have deemed necessary or advisable for the purpose of rendering our opinion.  In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind.  We have not verified any of those assumptions.

Our opinion set forth below is limited to the Delaware General Corporation Law, including all applicable statutory provisions, the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those statutes and laws.

Based upon and subject to the foregoing, it is our opinion that the Shares are duly authorized for issuance by the Company and, when issued and paid for as described in the Final Prospectus and the Underwriting Agreement, will be validly issued, fully paid, and non-assessable.

We hereby consent to the filing of this opinion letter with the SEC as Exhibit 5 to the Company’s Current Report on Form 8-K dated April 4, 2014 and its incorporation by reference in the Registration Statement.  We also consent to the reference to our Firm in the Preliminary Prospectus Supplement and the Final Prospectus Supplement under the caption “Legal Matters.”  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ K&L Gates LLP

K&L Gates LLP